UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2005

APTIMUS, INC.
(Exact Name of Registrant as Specified in Charter)

Washington
(State or Other Jurisdiction of Incorporation)
0-28968 (Commission File Number)	91-1809146 (IRS Employer Identification No.)

100 Spear Street, Suite 1115
San Francisco, CA 94105
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code:   (415) 896-2123

 (Former Name or Former Address, if Changed Since Last Report)

Item 1.01 - Entry into a Material Definitive Agreement

As described in Item 8.01, which is incorporated herein by reference, the Company will be entering into Resale Restriction Agreements with its directors, executive officers, and certain senior-level managers prior to December 31, 2005.

Item 8.01 - Other Information

On December 22, 2005, the Board of Directors of Aptimus, Inc. (the "Company") approved the acceleration of vesting of the unvested portion of certain "out-of-the money" non-qualified stock options previously awarded to employees, officers and directors with option exercise prices greater than $13.97 to be effective as of December 31, 2005. The Company's directors, executive officers, and certain senior-level managers will, prior to the acceleration effective date, enter into a Resale Restriction Agreement that imposes restrictions on the sale of any shares received through the exercise of accelerated options until the earlier of the original vesting dates set forth in the option or the individual holder’s termination of employment or Board service, as the case may be. The accelerated options represent approximately 23% of the total of all outstanding Company options.

The Board of Directors' decision to accelerate the vesting of these options was in anticipation of compensation expense to be recorded subsequent to the applicable effective date of Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment ("SFAS 123R"). SFAS 123R requires companies to recognize the grant-date fair value of stock options issued to employees as an expense in the income statement and, as of the applicable effective date, will require the Company to recognize the compensation costs related to share-based payment transactions, including stock options. In addition, the Board of Directors considered that because these options had exercise prices in excess of the current market value, they were not fully achieving their original objectives of incentive compensation, employee retention and goal alignment. The future compensation expense to be recorded upon adoption of SFAS 123R that will be eliminated as a result of the option vest acceleration is approximately $3 million.

SIGNATURES

In accordance with the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

APTIMUS, INC.

Dated: December 23, 2005	By:	/s/ David H. Davis
David H. Davis
General Counsel and Corporate Secretary